Exhibit 10.4

POLARIS INDUSTRIES INC.
PERFORMANCE BASED RESTRICTED SHARE AWARD AGREEMENT

Participant: _____________________	SSN:_________________

In accordance with the terms of the Polaris Industries Inc. 2007 Omnibus Incentive Plan (As Amended and Restated April 28, 2011) (the "Plan"), Polaris Industries Inc. (the “Company”) hereby grants to you, the Participant named above, a Performance Based Restricted Share Award involving the number of shares of the Company’s common stock (“Shares”) set forth in the table below.  The terms and conditions of this Award are set forth in this Agreement, consisting of this cover page and the Award Terms and Conditions on the following pages, and in the Plan document which is attached.  Unless the context indicates otherwise, any capitalized term that is not defined in this Agreement shall have the meaning set forth in the Plan as it currently exists or as it is amended in the future.

Number of Performance Based Restricted Shares Granted:	_____________
Grant Date:	_____________
Initial Vesting Date: Final Vesting Date:	_______________, if Initial Performance Goals satisfied _______________, if Final Performance Goals satisfied
Initial Performance Period: Final Performance Period:	Fiscal year _____ Fiscal year _____
Initial Performance Goals: Final Performance Goal:	For the Initial Performance Period: • Operating Income Margin ______ • Net Income $___________ For the Final Performance Period: • Operating Income Margin ______ • Net Income $___________

All terms, provisions and conditions applicable to Restricted Stock Awards set forth in the Plan and not set forth in this Agreement are incorporated by reference into this Agreement.

By signing below, you agree to all of the terms and conditions contained in this Agreement and in the Plan.  You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and the Company regarding your receipt of this Performance Based Restricted Share Award.

Agreed: __________________________ Participant Attachment: Award Terms and Conditions	POLARIS INDUSTRIES INC. Michael W. Malone Vice President-Finance and Chief Financial Officer

Polaris Industries Inc.
2007 Omnibus Incentive Plan
(As Amended and Restated April 28, 2011)
Performance Based Restricted Share Award Agreement

Award Terms and Conditions

1.
Award of Restricted Shares.  The Company hereby confirms the grant to you, as of the Grant Date, of the number of Performance Based Restricted Shares identified on the cover page of this Agreement (the "Restricted Shares"), subject to the terms and conditions of this Agreement and the Plan.

2.
Stock Certificate Legend.  As soon as practicable after the Grant Date, the Company shall cause one or more stock certificates representing the Restricted Shares to be registered in your name.  Such stock certificate(s) shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under applicable federal or state securities laws, and may bear a legend making appropriate reference to such restrictions.  In addition, each certificate representing the Restricted Shares shall bear the following legend (the "Agreement Legend"):

“The shares of stock represented by this Certificate are subject to the restrictions on sale and transfer, whether voluntarily, involuntarily or by operation of law, and the forfeiture conditions set forth in the Polaris Industries Inc. 2007 Omnibus Incentive Plan and in the associated Performance Based Restricted Share Award Agreement entered into between the registered owner and Polaris Industries Inc.  Copies of such Agreement are on file in the offices of Polaris Industries Inc., 2100 Highway 55, Medina, Minnesota 55340.”

3.
Escrow and Delivery of Shares.  Until the Restricted Shares vest as provided in Section 5 of this Agreement, the certificate(s) representing the Restricted Shares shall be held in custody by the Secretary of the Company.  Simultaneously with the execution and delivery of this Agreement, you shall deliver to the Company one or more stock powers endorsed in blank relating to the Restricted Shares.  Upon vesting of all or any portion of the Restricted Shares, the Company shall deliver or cause to be delivered to you a certificate or certificates without the Agreement Legend for those Shares that have vested, subject to Sections 6, 7 and 9 of this Agreement.  Upon forfeiture of all or any portion of the Restricted Shares in accordance with Sections 6 or 9 of this Agreement, the certificate(s) representing the forfeited Restricted Shares shall be canceled.

4.           Restrictions Applicable to Restricted Shares.

(a)	Beginning on the Grant Date, you shall have all rights and privileges of a stockholder of the Company with respect to the Restricted Shares except as follows (the “Restrictions”):

(i)	Dividends and other distributions paid with respect to Restricted Shares before they vest shall be disposed of in accordance with Section 4(c);

(ii)	None of the Restricted Shares may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of before they vest other than by will or the laws of descent and distribution; and

(iii)	All or a portion of the Restricted Shares may be forfeited in accordance with Section 6.

(b)
Any attempt to dispose of Restricted Shares in a manner contrary to the Restrictions shall be null, void and ineffective.  If and when the Restricted Shares vest in accordance with the terms of this Agreement and the Restrictions lapse, such Shares shall no longer be considered Restricted Shares for purposes of this Agreement.

(c)
You hereby irrevocably and unconditionally assign to the Company any and all cash and non-cash dividends and other distributions paid with respect to the Restricted Shares before they vest; provided, however, that any Shares distributed as a dividend or otherwise with respect to the Restricted Shares before they vest shall not be subject to such assignment, shall be considered additional Restricted Shares subject to the same Restrictions as the underlying Restricted Shares and shall be held as prescribed in Section 3.

5.	Vesting of Restricted Shares. Subject to Sections 6 and 9 of this Agreement, the Restricted Shares shall vest and the Restrictions shall lapse as provided in this Section 5.

(a)
All of the Restricted Shares shall vest as of the Initial Vesting Date if the Company’s Operating Income Margin and Net Income (as defined below) for the Initial Performance Period are equal to or greater than the Initial Performance Goals set forth on cover page of this Agreement.

(b)
If the Restricted Shares do not vest as a result of achievement of the Initial Performance Goals in accordance with Section 5(a), all of the Restricted Shares shall vest as of the Final Vesting Date if the Company’s Operating Income Margin and Net Income for the Final Performance Period are equal to or greater than the Final Performance Goals set forth on the cover page of this Agreement.

(c)
If a Change in Control of the Company occurs while you continue to be employed by the Company or any of its Affiliates and before the Final Vesting Date, all of the unvested Restricted Shares shall immediately vest.

(d)
For purposes of this Agreement, (i) “Sales,” “Operating Income Margin” and “Net Income” shall mean the sales, operating income margin and net income, respectively, of the Company and its Subsidiaries for the applicable fiscal year as reported in the Company's audited financial statements for such fiscal year, as adjusted for changes in generally accepted accounting principles or the application of generally accepted accounting principles by the Company; and (ii) “Operating Income Margin” shall mean the operating income of the Company and its Subsidiaries for the applicable fiscal year expressed as a percentage of Sales for such fiscal year.

6.
Forfeiture.  All of your rights to unvested Restricted Shares shall terminate and such Restricted Sharers shall be forfeited to the Company effective as of the earlier of (i) the Final Vesting Date if the Final Performance Goals have not been achieved, or (ii) the date your employment with the Company and its Affiliates terminates for any reason.

7.
Tax Withholding.  The Company will notify you of the amount of any federal, state or local withholding taxes that must be paid in connection with the vesting of the Restricted Shares (or in connection with the grant of the Restricted Shares if you make the election described in Section 8).  The Company may deduct such amount from your regular salary payments or other compensation otherwise due and owing to you.  If the full amount of the withholding taxes cannot be recovered in this manner, you must promptly remit the deficiency to the Company upon the receipt of the Company’s notice.  If you wish to satisfy some or all of such withholding taxes by delivering Shares you already own or by having the Company retain a portion of the vested Restricted Shares that would otherwise be released to you, you must make such a request in accordance with Section 19.2 of the Plan which shall be subject to approval by the Committee.  The Company may withhold the release to you of any and all vested Shares to which you are otherwise entitled under this Agreement until and unless you have satisfied the applicable tax withholding obligations.

8.
83(b) Election.  You may make and file with the Internal Revenue Service an election under Section 83(b) of the Code with respect to the grant of the Restricted Shares, electing to include in your gross income as of the Grant Date the Fair Market Value of the Restricted Shares as of the Grant Date.  You shall promptly provide a copy of such election to the Company.  If you make and file such an election, you shall make such arrangements in accordance with Section 7 as are satisfactory to the Committee to provide for the payment of all applicable withholding taxes.

9.
Compensation Recovery.  This Award and any shares or cash received in settlement thereof shall be subject to (i) the Company’s Policy Regarding Executive Incentive Compensation Recoupment as in effect from time to time, including any amendments or revisions thereto adopted by the Board or the Committee in response to the requirements of Section 10D of the Exchange Act and the rules promulgated by the Securities and Exchange Commission and the Nasdaq Stock Market thereunder; and (ii) forfeiture to or reimbursement of the Company under the circumstances and to the extent provided in Section 304 of the Sarbanes-Oxley Act of 2002 if you are one of the individuals expressly subject to such Section 304 or if you knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct which resulted in material noncompliance by the Company with any financial reporting requirement under the securities laws and as a result of which the Company was required to prepare an accounting restatement.

10.
Governing Plan Document.  This Agreement and Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan.  If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

11.
Binding Effect and Assignment.  This Agreement shall be binding upon and inure to the benefit of your heirs and representatives and the assigns and successors of the Company, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to transfer or pledge by you.

12.
Entire Agreement; Amendment; Severability.  This Agreement and the Plan and any Non-Competition Agreement and Confidentiality Agreement between you and the Company dated as of the Grant Date embody the entire understanding of the parties regarding the subject matter hereof and shall supersede all prior agreements and understandings, oral or written, between the parties with respect thereto.  Except as otherwise provided in Section 17.4 of the Plan, no change, alteration or modification of this Agreement may adversely affect in any material way your rights under this Agreement without your prior written consent.  If any provision of this Agreement or the application of any provision hereof is declared to be illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected thereby.

13.
Certain References.  References to you in any provision of this Agreement under circumstances where the provision should logically be construed to apply to your executors or administrators, or to the person or persons to whom all or any portion of the Restricted Shares may be transferred by will or the laws of descent and distribution, shall be deemed to include such person or persons.

14.
Notices.  Every notice or other communication relating to this Agreement shall be in writing and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, however, that unless and until some other address be so designated, all notices or communications by you to the Company shall be mailed or delivered to the Company at its office at 2100 Highway 55, Medina, Minnesota  55340, and all notices or communications by the Company to you may be given to you personally or may be mailed to you at the address indicated in the Company's records as your most recent mailing address.

By signing the cover page of this Agreement, you agree to all the terms and conditions described above and in the Plan document.

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